Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2017, in Amendment No. 3 to Post-Effective Amendment No. 2 to the Registration Statement (Form S-11 No. 333-205684) and related Prospectus of Rich Uncles NNN REIT, Inc. for the registration of 100,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

April 28, 2017